Exhibit 8.1

April 25, 2003

Tumbleweed Communications Corp.

700 Saginaw Drive

Redwood City, CA 94063

Ladies and Gentlemen:

We have acted as your special counsel in connection with the Transaction, as described in the Agreement and Plan of Reorganization and Merger dated as of February 18, 2003, by and among Tumbleweed Communications Corp., a Delaware corporation (“Parent”), Velocity Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Sub”), and Valicert, Inc., a Delaware corporation (the “Company”), as amended on April 22, 2003 (the “Agreement”). This tax opinion is being furnished in connection with the registration statement on Form S-4 (File No. 333-103876) filed with the Securities and Exchange Commission on March 17, 2003, as amended through the date hereof (the “Registration Statement”). All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the merger of Sub into the Company (the “Initial Merger”) and the subsequent merger of the Company into Parent (the “Upstream Merger,” and together with the Initial Merger, the “Transaction”) will be consummated in accordance with the Agreement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Parent, Sub, and the Company, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions and assumptions in the discussion set forth under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. This opinion may not apply to Company common stock received pursuant to the exercise of an employee stock option or otherwise as compensation.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.    The Transaction will be treated as a “reorganization” within the meaning of section 368(a) of the Code.

2.    A holder of Company common stock whose shares of Company common stock are exchanged in the Initial Merger for Parent common stock will not recognize gain or loss, except as described in paragraph 3 below. The aggregate tax basis of Parent common stock received by such holder will be equal to the aggregate tax basis of the Company common stock for which it is exchanged (excluding any portion of the holder’s basis allocable to a fractional share), and the holding period of Parent common stock received will include the holding period of the Company common stock for which is exchanged.

3.    The payment of cash to a Company stockholder instead of a fractional share of Parent common stock generally will result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of Parent common stock allocable to the fractional interest.

4.    No gain or loss will be recognized by Parent, Sub or the Company solely as a result of the Transaction.

5.    The statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” insofar as they constitute statements of law or legal conclusions constitute our opinion as to such tax consequences.

Except as set forth above, we express no other opinion. We are furnishing this opinion to you solely in connection with the Transaction, and it is not to be relied upon by any other person for any purpose without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP